AGREEMENT AND PLAN OF MERGER




                           ULTRA GLOW COSMETICS, LTD.
                            (A Canadian Corporation)
                                       and
                              ULTRA GLOW COSMETICS,
                                      LTD.
                             (A Nevada Corporation)


     THIS AGREEMENT AND PLAN OF MERGER, dated and effective as of June 26. 1998 between Ultra Glow Cosmetics, Ltd. (U-BC), an entity incorporated in British Columbia. Canada, ("Survivor"). and ULTRA GLOW COSMETICS, LTD., (U-NEV), an entity incorporated in the State of Nevada, ("Non-Survivor"); Survivor and Non-Survivor corporations may collectively be referred to as the "component corporations".
     WHEREAS, the Board of Directors of each component corporation deems it advisable for the benefit of the component corporations and its respective shareholders. that the component corporations merge into a single corporation pursuant to this Agreement and the applicable laws of the State of Nevada; and
     WHEREAS, the component corporations desire to adopt this Agreement as a plan of reorganization and to consummate the merger in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986: and
     WHEREAS, the Survivor and Non-Survivor have entered into this agreement voluntarily and with the consent and authorization of its respective Board of Directors and majority consent of its shareholders;
     NOW, THEREFORE. the component corporations agree that the Survivor shall merge with and into the Non Survivor as the surviving corporation in accordance with the applicable laws of the State of Nevada, that the name of the surviving corporation shall become ULTRA GLOW COSMETICS, LTD., (which in its capacity as the surviving corporation shall hereinafter be called "Surviving Corporation"), that the Agreement and Plan of Merger shall be the governing document overseeing every and all aspects of this merger and that the terms and conditions of the Merger and the mode of carrying it into effect shall be as follows


                                   SECTION I:

                                 EFFECTIVE DATE
                                 --------------

     The merger provided for in this Agreement shall become effective upon the completion of the following requirements: Adoption of this Agreement by the Board of Directors of the component corporations as provided by the By-laws of the component corporations, which provides that the Board of Directors can act on behalf of their respective corporations by the majority consent of its shareholders, and pursuant to the laws of the State of Nevada: execution and filing of the Certificate of Merger and Articles of Merger as required by the laws of the State of Nevada with the Secretary of State of Nevada


                                       (1)

     The component corporations shall agree upon the date (hereinafter "Effective Date") on which the Certificate of Merger and the Articles of Merger shall be filed with the Secretary of State of the State of Nevada. The filing of these documents necessary to effect a merger of the component corporations shall be filed after the approval of this Agreement and Plan of Merger by the component corporation's Board of Directors. The Board of Directors of the component corporations have deemed the effective date to be June 26, 1998.


                                   SECTION II
                                   ----------

                                  GOVERNING LAW
                                  -------------

     The surviving corporation shall be governed by the laws of the State of Nevada


                                  SECTION III.
                                  ------------

                            ARTICLES OF INCORPORATION
                            -------------------------

     The Articles of Incorporation of the Survivor shall be amended with the State of Nevada reflecting the Amended Articles of Incorporation from the Effective Date.

                                   SECTION IV
                                   ----------

                                     BY-LAWS
                                     -------

     The Bylaws of the Surviving Corporation shall be amended to reflect the Bylaws of the Non-Survivor (the Nevada Corporation) from the Effective Date

                                   SECTION V
                                   ---------

                           MANNER OF CONVERTING SHARES
                           ---------------------------

     5.1 Conversion. The mode of carrying the merger into effect and the manner of converting the shares of the Survivor and Non-Survivor into shares of the Surviving Corporation arc all follows:
     Each share of common stock of the Non-Survivor (Non-Survivor Common Stock) which is issued and outstanding on the Effective Date, be converted into a common share of the Survivor corporation by virtue of the merger and without any action on the part of the holder thereof. Each certificate evidencing ownership of shares of Survivor common Stock issued and outstanding on the Effective Date or held by Survivor in its treasury shall continue to evidence ownership of the same number of shares of Survivor Common Stock
     5.2 Exchange of Certificates. Within a reasonable period of time after the Effective Date. each holder of an outstanding certificate or certificates theretofore representing shares of the Survivor and the Non-Survivor shall surrender same to the Survivor's Transfer Agent, OTC Stock Transfer, Inc., 231 East 2100 South, Salt Lake City, Utah 84115. Each holder shall receive a new certificate for the even exchange of shares in the component corporations as converted into the Survivor.
     5.3 Fractional Shares. Fractional shares of the Survivor common stock shall be



                                       (2)
rounded up to the next digit.
     5.4 Unexchanged Certificates. Until surrendered, each outstanding certificate in the Survivor and the Non-Survivor shall be represented on the Survivor's Corporate Shareholder List and be deemed to be valid and as evidence of ownership until exchanged

                                   SECTION VI
                                   ----------

                         BOARD OF DIRECTORS AND OFFICERS
                         -------------------------------

     The Surviving Corporation shall on the Effective Date have three member of the Board of Directors and may increase the Board of Directors to seven members at their descretion. The Board of Directors of the Non-Surviving corporation shall become the Board of Directors of the Surviving Corporation as of the Effective Date.


                                  SECTION VII.
                                  ------------

                              EFFECT OF THE MERGER
                              --------------------

     On the Effective Date, the separate existence of the Non Survivor shall cease except insofar as continued by statute and it shall be merged with and into the Surviving Corporation. All of the property, real, personal and mixed of each of the component corporations, and all debts due to either of them, shall be transferred to and vested in the Surviving corporation., without further act or deed. The Surviving corporation shall thenceforth be responsible and liable for all the liabilities and obligations; any legal claim or judgement against either of the component corporations may be enforced against the Surviving corporation.


                                  SECTION VIII
                                  ------------

                            APPROVAL OF SHAREHOLDERS
                            ------------------------

     The By-laws of each of the component corporations provides that majority consent, represented by the polling of the shareholders (fifty percent or greater), empowers the Board of Directors to act on behalf of the shareholders of the respective corporations. Therefore. the Board of Directors must have approval of at least fifty percent of their respective shareholder to cause this merger.


                                   SECTION IX.
                                   -----------

                 REPRESENTATIONS AND WARRANTIES OF NON-SURVIVOR
                 ----------------------------------------------

Non-Survivor represents and warrants that:

     9.1 Corporate Organization. Non-Survivor is a corporation duly organized, validly existing under the laws of the State of Nevada. and is qualified to do business in its jurisdiction.

                                       (3)

     9.2 Capitalization. Non-Survivor's authorized capital stock consists of 60.000,000 shares; 50,000,000 shares of Non-Survivor Common Stock, $.001; 10,000,000 of authorized preferred stock with a par value of $ 01: of which 1 common share of stock is issued and outstanding; no preferred shares are issued and outstanding.
     9.3 Subsidiaries. The Non-Survivor has no subsidiaries.
     9.4 Financial Position- The Non-Survivor represents that it has no liabilities, actual, contemplated or threatened as of the Effective Date of this Merger,
     9.5 Absence of Certain Changes. The Non-Survivor hereby represents and warrants that there has been no material adverse change in the business or financial position of the Non-Survivor as of the Effective Date of this Merger.
     9.6 Litigation, etc. The Non-Survivor hereby represents and warrants that it has no legal action. actual, contemplated or threatened as of the Effective Date of this Merger.
     9.7 Contracts. Except as heretofore disclosed in writing by Non-Survivor and Survivor. the Nonsurvivor is not a party to any material contract which is to be performed in whole or in part at or after the Effective Date of this Agreement.
     9.8 No Violation. Consummation of the merger will not constitute or result in a breach or default under any provision or any charter, bylaw, indenture, mortgage, lease or agreement, or any order. judgement. decree, law or regulation known to the Non-Survivor.
     9.9 Authorization. Execution of this Agreement has been duly authorized and approved by Non-Survivor's Board of Directors.


                                   SECTION X.
                                   ----------

                   REPRESENTATIONS AND WARRANTIES OF SURVIVOR
                   ------------------------------------------

Survivor represents and warrants that

     10.1 Corporate orate Organization. Survivor is a corporation duly organized and validly existing under to laws of British Columbia and is qualified to conduct business and upon the Effective Date of this Agreement will merge with and become a Nevada corporation,
     10.2 Capitalization. As of the Effective Date of this Merger, Survivor's authorized capital is 50,000,000 common shares of stock, $.001 par value; 10,000,000 preferred shares of common stock which shall have a par value of $.01, by Amendment to the Articles of Incorporation. As of the Effective Date of the Merger, there are 48,289.769 common shares issued and outstanding; no preferred shares issued and outstanding.
     10.3 Subsidiaries. As of the Effective Date of this Merger, their are no subsidiaries of the Survivor.
     10.4 Financial Position. As of the Effective Date of this Merger the Survivor owns the exclusive license rights to the Ultra Glow Cosmetics product line for the territory of North America (United States, including Puerto Rico. Canada, and Mexico) and Europe and no liabilities.
     10.5 Absence of Certain Changes. The Survivor hereby represents and warrants that there has been no material change in the business of the Survivor as of the Effective Date.
     10.6 Litigation. The Survivor hereby represents and warrants that there is no legal action filed, contemplated or threatened as of the Effective Date of this Merger.
     10.7 Contracts. Except as heretofore disclosed in writing by the Survivor to the Non-Survivor, Survivor is not a party to any material contract which is to be performed in whole or in part at or after the Effective Date of the Merger.
     10.8 No Violation. Consummation of this Merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease or agreement or any order, judgement, decree, law or regulation known to the Survivor.

                                      (4)

     10.9 Authorization. Execution of this Agreement has been duly authorized and approved y the Survivor's Board of Directors.


                                   SECTION XI
                                   ----------

         CONDUCT OF SURVIVOR AND NON-SURVIVOR PENDING THE EFFECTIVE DATE
         ---------------------------------------------------------------

The conduct of the Survivor and Non-Survivor Ore as. follows:

     11.1 Certificate of Incorporation and Bylaws: The Survivor shall be known as ULTRA GLOW COSMETICS, LTD., a Nevada Corporation
     11.2 Capitalization, etc: The Survivor shall have the share capital structure of a total 60.000,000 shares; 50,00,000 common shares authorized. par value of $.001; 10,000,000 preferred shares at a par value of $.01.
     11.3 Shareholder's Meeting: As of the Effective Date there has been no date set for a Shareholder's Meeting.


                                  SECTION XII.
                                  ------------

                        DESIGNATION OF AGENT FOR SERVICE
                        --------------------------------

     As of the Effective Date of the Merger, the Survivor Corporation hereby appoints the Survivor's Corporate Secretary to accept service of process in any action. suit or proceeding for this enforcement of any obligations of Non-Survivor. The Survivor shall be governed by the laws of the State of Nevada.


                                  SECTION XIII.
                                  -------------

                                     ACCESS
                                     ------

     From the date hereof to the Effective Date, Survivor and Non-Survivor shall provide each other with such information and permit each other's Officers and Directors such access as may be needed to complete the Agreement and Plan of Merger.


                                  SECTION XIV.
                                  ------------

                                   TERMINATION
                                   -----------

     This Agreement may not be terminated unless by mutual written consent. executed by both parties, prior to the Effective Date of the Merger.

                                   SECTION XV.
                                   -----------

                               GENERAL PROVISIONS
                               ------------------


                                       (5)

     15.1 Further Assurance. At any time, and from tithe to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect any information as deemed necessary to carry out the intent and purposes of this Agreement and Plan of Merger,
     15.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.
     15.3 Brokers. Except as otherwise disclosed, each party represents to the other party that no broker or finder has acted for it in connection with this Agreement and Plan of Merger; and agrees to indemnify and hold harmless the other party against any fee. loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by either party.
     15.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given in person or sent via courier or first class mail to:

             Survivor, prior to the Effective date at:
                  2359 Beach Drive. Victoria, British Columbia, Canada V8R 6K2
             Non Survivor:
                  1075 Bellevue Way NE, #188, Bellevue. Washington 98004

The Survivor shall adopt the Non-Survivor's address after the Effective Date.
-----------------------------------------------------------------------------

     15.5 Entire Agreement- This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representations, or communication. whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.
     15.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.
     15.7 Assignment. This Agreement shall inure to the benefit of, and binding upon. the parties hereto and their successors and assigns, provided, however. that any assignment by either party or its rights under this Agreement without the consent of the other party shall be void.
     15.8 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitutes one and the same instruments

 Non-Survivor (U-NEV):                          Survivor    (U-BC):

/s/ Gary Huson                                  /s/ Beverly Claydon
-----------------------------------             --------------------------------
by Gary Huson, President                        by Beverly Claydon, President
Ultra Glow Cosmetics, Ltd. (Nevada)             Ultra Glow Cosmetics, Ltd.
                                                (British Columbia)

     Upon execution of this Agreement and Plan of Merger. the Board of Directors of the Survivor shall resign and the Non-Survivor Directors shall become the Directors of the Survivor Company and be amended as follows:

     Board of Directors - Survivor becomes ULTRA GLOW COSMETICS, LTD., a Nevada corporation.

/s/ Gary M. Huson
--------------------------------
Gary M. Huson, President

/s/ Terrence Quocksister
--------------------------------
Terrence Quocksister, V. President

/s/ Kathryn Harris
--------------------------------
Kathryn Harris, Secretary/Tres.

           FILED
    IN THE OFFICE OF THE
  SECRETARY OF STATE OF THE
      STATE OF NEVADA

        JUL 07 1998
       No. C14884-98
           ---------
DEAN HELLER SECRETARY OF STATE


                               ARTICLES OF MERGER

                                       OF

                ULTRA GLOW COSMETICS, LTD, a Canadian Corporation

                                      INTO

                ULTRA GLOW COSMETICS, LTD., a Nevada Corporation

     FIRST: The name of the surviving entity is ULTRA GLOW COSMETICS, LTD, and the place of its organization is in the jurisdiction of British Columbia, Canada tinder the provisions of the British Columbia Company Act, R.S.B.C. 1996, Chapter 62, which permits this merger. The name and place or organization of the entity being merged into the surviving entity is ULTRA GLOW COSMETICS, LTD., organized in the jurisdiction of Nevada on June 24, 1998.
     SECOND: A plan of merger was adopted by each entity that is a party to this merger and set forth in the Agreement and Plan of Merger, effective June 26, 1998,
     THIRD: The name of the surviving corporation is ULTRA GLOW COSMETICS, LTD. and will take over the Nevada Corporation. The surviving corporation will then become a Nevada c" ration.
     FOURTH: The Articles of Incorporation of the Survivior shall be the same as filed by the Non-Survivor in the State of Nevada as reflected by the submitted Articles of Incorporation filed by ULTRA GLOW COSMETICS. LTD., the Nevada corporation.
     FIFTH: The executed Agreement and Plan of Merger was voted upon by the Board of Directors of each component company with the majority consent of each components shareholders, ie fifty percent or more approval of each component corporation.
     SIXTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the Survivor and Non-Survivor. The Survivor corporation will adopt the Non-Survivor's address, 1075 Bellevue Way NE, #188, Bellevue, Washington 98004.
     SEVENTH: All entities involved in this merger have complied with the laws of their respective jurisdictions or organization concerning this merger- The governing law shall be the laws of the State of Nevada.
     EIGHTH: The effective date of this merger shall be June 26. 1998,
     NINTH: The Survivor will merge with and take over the Non-Survivor and become the Nevada entity. The Board of Directors of the Non-Survivor will take over and become the Board of Directors of the Survivor.

Non-Survivor (original Nevada Corporation)- Survivor (original British Columbia Corporation)

/s/  Gary M. Huson                             /s/ Beverly Claydon
---------------------------------             ----------------------------------
Gary M. Huson, President                       Beverly Claydon, President


/s/ Kathryn Harris                            /s/ Joyce Claydon
---------------------------------             ----------------------------------
Kathryn Harris, Secretary/Treas.              Joyce Claydon, Secretary/Treasurer

                            MOBILE SELF STORAGE, INC.

                               BOARD OF DIRECTORS
                        MINUTES OF MEETING - JULY 8, 2001
                   FILING SB-2 REGISTRATION STATEMENT WITH THE
                       SECURITIES AND EXCHANGE COMMISSION





     The Board of Directors meeting was called to order at 1:00 P.M., by telephonic conference by the Company's President and Hoard Chairman, Mr. Joseph Mikacevich. Also in attendance by telephone was Leila Jenson, Vice-President and Director and Laura Olson, Secretary and Director. These three Directors represents the entire Board of Directors.

     A motion was presented by the Corporation's President and Board Chairman, Joseph Mikacevich, that the Corporation file an SB-2 Registration Statement to fully register the Corporation with the Securities and Exchange Commission and to commence a financing at the price of $1.00 per share, with a minimum purchase of 5,000 common shares of stock and a maximum purchase of 1,000,000 common shares of stock. The motion was discussed at length.

     The motion was seconded by Laura Olson. The motion was approved unanimously and carried.

     Being no further business, the meeting was adjourned at 2:00 P.M.



/s/ Laure Olson
---------------------------------
Laura Olson, Secretary & Director